EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Cadence Design Systems, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Cadence Design Systems, Inc., to be filed on or about September 5, 2007 of our reports dated February 23, 2007, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of December 30, 2006 and December 31, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 30, 2006, and the effectiveness of internal control over financial reporting as of December 30, 2006, which reports appear in the December 30, 2006 annual report on Form 10-K of Cadence Design Systems, Inc.
As discussed in note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R), Shared-Based Payment.
/s/ KPMG LLP

Mountain View, California
September 4, 2007